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                                                                   EXHIBIT 10.22




                       PETROTECH LONG TERM INCENTIVE PLAN

1.       PURPOSE

The objective of the Petrotech Long Term Incentive Plan (hereinafter referred to as "Petrotech Plan") is to attract and retain highly qualified managerial and professional oil and gas employees.

2.       PLAN PARTICIPANTS

The Petrotech Plan shall be limited to non-officer employees designated by the Chief Executive Officer of Meridian who, because of their position and responsibility, directly affect the success of Meridian Oil Inc.'s (hereinafter referred to as "Meridian") exploration and production activities. Those employees are hereinafter referred to as "Plan Participants".

3.       ADMINISTRATION

The Petrotech Plan shall be administered by the Chief Executive Officer of Meridian or such other person as the Chief Executive Officer shall designate from time to time (hereinafter referred to as the "Administrator"). The Administrator shall have the exclusive right and authority to manage and administer as well as to amend, interpret or rescind any of the terms and conditions of the Petrotech Plan. All actions taken by the Administrator shall be binding upon all Plan Participants.

4.       PLAN AWARDS

In July of each year the plan is in effect, an amount equal to twenty percent of the annualized July 1 regular base pay of all Plan Participants shall be deemed to be applied to a fund (hereafter referred to as the "Award Fund").
The Award Fund shall then be converted to "Stock Units" by dividing the Award Fund by the Conversion Price. The Conversion Price is the average of the closing prices of Burlington Resources Inc. common stock for the last twenty trading days in June of each year. The Stock Units distributed to certain Plan Participants shall be referred to as an "Award".
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Awards made to the Plan Participants shall be at the sole discretion of the
Administrator. Awards, if any, shall be made and communicated to Plan Participants on or before August 15 of each year.

5.       DISTRIBUTION AND CASH VALUE OF STOCK UNITS

By August 15 of the year following the year of each Award, twenty percent of the Stock Units associated with that Award will be distributed to the Plan Participant. The remaining eighty (80%) percent of the Stock Units associated with that Award will be distributed annually over the subsequent four year period.

The value of the Stock Units is immediately payable in cash to the Plan Participant at the time of their distribution. The value is determined by multiplying the number of Stock Units distributed, by the Conversion Price in effect at the time of that distribution. Appropriate state and federal income taxes, F.I.C.A. and other similar deductions will be withheld from any payment made under this Petrotech Plan.

Except as otherwise provided in this Petrotech Plan, a Plan Participant must be a full time employee, on short-term disability or on an approved Unpaid Leave of Absence at the time the cash value of the Stock Units becomes payable to receive payments based upon any Award.

6.       DEATH/DISABILITY/RETIREMENT/SEVERANCE

If a Plan Participant dies, retires, is permanently disabled, or severed (as defined below) on or subsequent to the date that an Award is made, a Special Distribution, as defined below, will occur. The resulting payment shall be a final payment and complete settlement for all Awards then outstanding and for any benefits under the Petrotech Plan.

Permanent Disability--A Plan Participant shall be deemed permanently disabled when the Administrator shall find upon the basis of medical evidence satisfactory to the Administrator that the Plan Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in any further employment by Meridian, and such disability will be permanent and continuous during the remainder of the Plan Participant's life.
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Retirement--A Plan Participant shall be deemed retired when the Plan
Participant leaves the employment of Meridian and is eligible to receive a retirement benefit under the Burlington Resources Inc. Pension Plan.

Severance--A Plan Participant's employment shall be deemed severed if the Plan Participant is included in a reduction in the work force or his/her position is job abolished as defined by Company policy. Voluntary termination or termination for poor performance or for cause or for any other reason other than job abolishment or reduction in force will not be a severance under the Petrotech Plan and will not result in a Special Distribution.

7.       SPECIAL DISTRIBUTION

A Special Distribution is made in the event of a Plan Participant's death, Disability, Retirement or Severance only. If such an event occurs on or subsequent to the date that an Award is made, the Stock Units that would have been distributed to the Plan Participant as part of the next year's usual distribution shall be immediately distributed to the Plan Participant or his/her beneficiary. The cash value of such Stock Units shall be determined by multiplying the number of Stock Units by the last determined Conversion Price. Payment of the cash value of the Stock Units shall be made within forty-five
(45) days of the event and shall be the full and final payment and complete settlement for all Awards then outstanding and for any benefits under the Petrotech Plan.

8.       BENEFICIARY

Any person or persons may be named as the beneficiary of a Special Distribution in the event of the Plan Participant's death. If a beneficiary is not named or if the named beneficiary is not living at the time of the Plan Participant's death, payment from the Special Distribution will be made to the first survivor according to the following priority: spouse, children, parents, siblings, or the executor for the benefit of the Plan Participant's estate.
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9.       BENEFIT PLANS

Awards and any payments to Plan Participants under this Petrotech Plan shall not be considered as part of a Plan Participant's salary for the calculation of regular pay, compensation, allowance, pension or any other benefits unless otherwise required by law or specific contractual obligation of Meridian.

10.      UNFUNDED PLAN

Nothing in this Petrotech Plan shall be construed as requiring Meridian to segregate any moneys from its general funds, or to create any trusts, or make any special deposits or investments in connection with any amounts credited to a Plan Participant. All funds deemed to be in the Award Fund and Stock Units are acknowledged to be subject to Meridian's general creditors prior to any actual payment of such funds to any Plan Participant.

11.      ASSIGNMENT

The benefits of a Plan Participant or a designated beneficiary of a Plan Participant under this Petrotech Plan may not be assigned. Any attempt to transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any rights, privileges or benefits or the sale or levy or any attachment or similar process upon the rights, privileges or benefits conferred hereby, shall be invalid. Any attempt to do so shall result in voiding of any Awards and payments thereunder.

12.      NO CONTRACT OF EMPLOYMENT

This Petrotech Plan shall not constitute a contract or any right of employment. Participation in this Petrotech Plan shall not affect Meridian's right to discharge a Plan Participant and thereby terminate a Plan Participant's participation in the Petrotech Plan and payout of Awards (except as specifically provided in Paragraph 6).

13.      NO RIGHT OF INSPECTION

Neither this Petrotech Plan nor any action taken thereunder by the Administrator shall be construed as giving any Plan Participant or beneficiary or any other person the right

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to an accounting, to examine the books, or to review or question the affairs, management, or business decisions of Meridian relating to this Petrotech Plan.

14.      AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Administrator may, from time to time, amend any provision of the Petrotech Plan, or suspend or terminate the Petrotech Plan, in whole or in part, and if any term or condition of the Petrotech Plan is suspended or terminated, the Administrator may reinstate any or all the prior terms and conditions of the Petrotech Plan. The Administrator may take such actions from time to time and no Plan Participant has any vested or contract right under this Petrotech Plan.

In the event the Petrotech Plan is suspended or terminated by the Administrator, the cash value of the Stock Units derived from previous Awards may continue to be paid in the manner described in the above referenced paragraphs entitled "Distribution of Stock Units" and "Special Distribution".

15.      EFFECTIVE DATE

The Petrotech Plan is effective as of July 1, 1988, revised August 1,1993 and July 1, 1994.